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                                                                                                             Exhibit 12(a)
NationsBank Corporation and Subsidiaries
Ratio of Earnings to Fixed Charges
(Dollars in Millions)
                                              Nine Months
                                                 Ended                         Year Ended December 31
                                              September 30 ---------------------------------------------------------------
                                                  1995        1994         1993         1992         1991         1990
                                             -----------------------------------------------------------------------------
Excluding Interest on Deposits

Income before taxes......................... $      2,203 $     2,555 $      1,991 $      1,396 $        109 $        625

Equity in undistributed earnings
  of unconsolidated subsidiaries............           (6)         (3)          (5)          (1)          (1)          (1)

Fixed charges:
     Interest expense (including
       capitalized interest)................        3,362       2,896        1,421          916        1,291        1,852
     Amortization of debt discount and
       appropriate issuance costs...........            8           8            6            3            2            3
     1/3 of net rent expense................           93         114           96           91           82           66
                                             -----------------------------------------------------------------------------
        Total fixed charges.................        3,463       3,018        1,523        1,010        1,375        1,921

Earnings (excluding capitalized interest)... $      5,660 $     5,570 $      3,509 $      2,398 $      1,471 $      2,533
                                             =============================================================================

Fixed charges............................... $      3,463 $     3,018 $      1,523 $      1,010 $      1,375 $      1,921
                                             =============================================================================

Ratio of Earnings to Fixed Charges..........         1.63        1.85         2.30         2.38         1.07         1.32



Including Interest on Deposits

Income before taxes......................... $      2,203 $     2,555 $      1,991 $      1,396 $        109 $        625

Equity in undistributed earnings
  of unconsolidated subsidiaries............           (6)         (3)          (5)          (1)          (1)          (1)

Fixed charges:
     Interest expense (including
       capitalized interest)................        5,817       5,310        3,570        3,688        5,611        6,683
     Amortization of debt discount and
       appropriate issuance costs...........            8           8            6            3            2            3
     1/3 of net rent expense................           93         114           96           91           82           66
                                             -----------------------------------------------------------------------------
        Total fixed charges.................        5,918       5,432        3,672        3,782        5,695        6,752

Earnings (excluding capitalized interest)... $      8,115 $     7,984 $      5,658 $      5,170 $      5,791 $      7,365
                                             =============================================================================

Fixed charges............................... $      5,918 $     5,432 $      3,672 $      3,782 $      5,695 $      6,752
                                             =============================================================================

Ratio of Earnings to Fixed Charges..........         1.37        1.47         1.54         1.37         1.02         1.09
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